Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-142472
PROSPECTUS SUPPLEMENT NO. 7
(to prospectus dated April 30, 2007)
3,927,120 Shares
First Industrial Realty Trust, Inc.
Common Stock
     This prospectus supplement supplements the prospectus dated April 30, 2007 (the “Prospectus”), relating to the potential offer and sale from time to time up to 3,927,120 shares of common stock of First Industrial Realty Trust, Inc.
     The table under the Selling Stockholders Section of the Prospectus is amended to replace the information regarding the named Selling Stockholder with the information set forth opposite its name below:

	Number of Shares		Number of Shares	Percentage of
	owned	Number of shares	owned after the	shares owned after
Name	before the offering	offered hereby	offering (2)	the offering (2)(3)

Old Lane Cayman Master	505,891	505,891 *	0	+
Fund L.P. (16)
     The table under the Selling Stockholders Section of the Prospectus is further amended to add the parties listed below to the list of Selling Stockholders:

	Number of Shares		Number of Shares	Percentage of
	owned	Number of shares	owned after the	shares owned after
Name	before the offering	offered hereby	offering (2)	the offering (2)(3)

Bayerische Hypo-und Vereinsbank AG (35)	78,542	78,542	0	+

Linden Capital L.P. (36)	196,356	196,356	0	+

Sunrise Partners Limited	19,636	19,636 *	0	+
Partnership (37)

(35)	Bayerische Hypo-und Vereinsbank AG is a publicly held entity.

(36)	Linden Advisors is the investment manager of Linden Capital L.P. and has sole voting and dispositive power over the Registered Securities. Siu Min Wong is the controlling person of Linden Advisors.

(37)	S. Donald Sussman and Lauren Rose share voting and dispositive power over the Registered Securities owned by Sunrise Partners Limited Partnership.
     This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus dated April 30, 2007, including any supplements or amendments to such prospectus. The date of this prospectus supplement is March 3, 2008.